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                                                                    EXHIBIT 99.3



COHESION TECHNOLOGIES
2500 FABER PLACE
PALO ALTO, CA  94303                            [COHESION TECHNOLOGIES LOGO]
PHONE 650.320.5500
FAX 650.320.5533


NEWS RELEASE

COMPANY CONTACT:             MEDIA CONTACT:       INVESTOR CONTACT:
Lisa Morgensai               Kevin Knight         Bruce Voss
Cohesion Technologies        (214) 739-0353       Lippert/Heilshorn & Associates
(650) 320-5633               kmcinc@aol.com       (310) 691-7100
lmorgensai@cson.com                               bvoss@lhai.com

           COHESION TECHNOLOGIES ANNOUNCES PROPOSED PRIVATE PLACEMENT

PALO ALTO, Calif. (July 26, 2002) - Cohesion Technologies, Inc. (NASDAQ NM:
CSON) today announced that it has entered into a definitive agreement, subject to shareholder approval, to issue approximately 8.2 million shares of common stock, as well as warrants to purchase up to an additional approximately 911,000 shares of common stock, to Three Arch Partners of Portola Valley, California and Alta Partners of San Francisco. U.S. Bancorp Piper Jaffray served as the placement agent for the offering.

        "We are extremely pleased to have been able to attract a substantial capital infusion from two of the most highly regarded, medically-focused venture capital firms in the United States," stated William G. Mavity, President and Chief Executive Officer of Cohesion Technologies. "We believe their decision to invest in Cohesion is a strong endorsement of the value of Cohesion's significant technology base, as well as the current portfolio of marketed products."

        The per share purchase price to be paid by the new investors will be the lower of (1) approximately $1.61, which represents a 10% discount to the 15-day average closing price of the common stock ending on July 19, 2002 (the third trading day prior to the date on which the Company entered into the definitive agreement) or (2) the 15-day average closing price of the common stock ending on the third trading day prior to the date on which the proxy statement is first mailed to stockholders.

        Assuming a per share price of $1.61, the net proceeds of the transaction will be approximately $12.4 million. The funds will be used by Cohesion to support ongoing operations, including the expansion of Cohesion's direct U.S. sales organization, the initiation of a U.S. adhesion prevention clinical study, and for general corporate purposes.

        The investors will have the right to nominate two members to Cohesion Technologies' Board of Directors.

        The financing is expected to close in the fourth quarter of 2002, following approval by Cohesion Technologies shareholders.

        Cohesion Technologies is developing products for the estimated $1.5 billion worldwide emerging market for BioSurgical materials. For more information on Cohesion Technologies, please visit the Company's Web site at www.cohesiontech.com.

        Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such


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COHESION TECHNOLOGIES ANNOUNCES PROPOSED PRIVATE PLACEMENT
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statements are indicated by words or phrases such as "anticipates," "estimates,"
"projects," "believes," "intends," "expects" and similar words and phrases. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. Such differences may be based upon factors within or outside the Company's control. Please see the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

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